Exhibit 99.1

[LOGO OF Foothill Independent Bancorp]	Contact: G. Langley (626) 963-8551

PRESS RELEASE—JULY 22, 2003

FOOTHILL INDEPENDENT BANCORP

ANNOUNCES SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS

GLENDORA, CA—Foothill Independent Bancorp (Nasdaq: FOOT) today reported its operating results for the quarter and six months ended June 30, 2003.

Despite continued pressure on net interest margins, due to declining market rates of interest and a sluggish economy, Foothill generated net income of $1,973,000, or $0.31 per diluted share for the quarter ended June 30, 2003, almost unchanged from net income of $1,993,000, also $0.31 per diluted share, in the same quarter of fiscal 2002. And, for the six-month period ended June 30, 2003, net income increased to $4,004,000, or $0.62 per diluted share, from $3,875,000, or $0.61 per diluted share in the first half of 2002. Our ability to maintain net income at these levels was due in large part to our efforts to keep operating expenses in line with revenues during the quarter and six months ended June 30, 2003.

During the quarter and six months ended June 30, 2003, interest income declined 2.9% and 1.6%, respectively. Those declines, however, were offset by decreases in interest expense of 9.3% and 15%, respectively, due not only to declining interest rates, but also to growth in the volume of our core deposits, which bear lower rates of interest than do more volatile time deposits. Net interest income in the quarter and six months ended June 30, 2003 totaled $7.4 million and $14.9 million, respectively, as compared to $7.5 million and $14.8 million in the respective corresponding periods of 2002. Other operating income declined to $1.4 million and $2.8 million in the quarter and six months ended June 30, 2003, from $1.7 million and $3.0 million, respectively, in the quarter and six months ended June 30, 2002, as competitive pricing put pressure on fee income. Operating expenses decreased to $5.7 million in the quarter ended June 30, 2003 from $5.9 million in the same quarter of 2002 and to $11.4 million in the six months ended June 30, 2003 from $11.5 million in the six months ended June 30, 2002.

“There are a number of exciting things happening at Foothill that we believe will benefit our stockholders,” stated George Langley, President and Chief Executive Officer. “We distributed a 9% stock dividend late last year, increased our quarterly cash dividend in May, and our shares were recently added to Russell 2000 stock index. Although quarterly profits were impacted by a difficult interest rate environment, we believe we are positioned to benefit once the economy begins improving and interest rates begin to increase.”

In addition, asset quality has improved from already strong levels, as we posted net recoveries of previously charged off loans- in both the second quarter and first half of 2003. Non-performing assets (NPAs) decreased to $1.7 million, or 0.27% of total assets, compared to $4.1 million, or 0.71% of assets a year ago, and $2.9 million, or 0.49% of total assets at year-end 2002. The reserve for loan losses increased to $4.7 million at the end of the second quarter, representing 1.00% of gross loans and far exceeding non-performers.

Assets increased 14% to $649 million, from $571 million at June 30, 2002, with total loans growing 9% to $465 million, from $427 million a year ago. Total deposits were $579 million at the end of the second quarter of 2003, up 13% from $512 million a year ago. Core deposits, defined as low- and no-cost deposits, increased 17% to $498 million, representing 86% of total deposits at quarter-end, compared to $424 million, or 83% of deposits at the end of the second quarter last year. Time deposits decreased by 8% to $80 million, from $87 million a year ago.

“We have continued to focus on building core deposits to minimize the margin compression in an extremely low interest rate environment, a strategy that has enabled us to maintain a net interest margin over 5% despite declining yields on loans and other earning assets,” said Langley. “Once rates begin to rise, however, we expect to see fairly rapid margin expansion.” Net interest margin was 5.25% for the first half of 2003, compared to 5.83% the previous year. For the second quarter of 2003 net interest margin was 5.08%, down from 5.87% last year.

Foothill Independent Bancorp

July 22, 2003

“We have also seen significant prepayments, both in our commercial and residential loan portfolios,” he added. “Pricing has been extremely competitive, and while we are certainly growing loans, we have maintained the discipline needed to maintain a strong balance sheet and high quality earning assets by walking away from loan transactions that just didn’t make sense.”

Return on average assets (annualized) was 1.23% for the second quarter and 1.29% for the first half of the current year, compared to 1.41% and 1.39%, respectively, for the same respective periods a year ago. Return on average equity (annualized) totaled 13.59% and 13.82% in the quarter and six-months ended June 30, 2003, compared to 14.75% and 14.55% for the same respective periods last year.

Shareholders’ equity was $59 million at June 30, 2003, compared to $55 million a year earlier and book value increased to $9.73 per share at June 30, 2003 from $9.09 per share at June 30, 2002. Capital ratios continue to be above the “Well-Capitalized” guidelines established by U.S. Bank Regulatory Agencies. The Tier 1 Leverage Ratio was 10.30% and the Total Risk-based Capital Ratio was 13.74% at June 30 2003.

About Foothill Independent Bancorp

Foothill Independent Bancorp is a one-bank holding company that operates Foothill Independent Bank. This wholly owned bank subsidiary currently operates 12 commercial banking offices in Los Angeles, San Bernardino and Riverside Counties. Foothill Independent Bank has consistently earned the highest ratings for safety and soundness from such bank rating firms as Findley Reports, Bauer Financial Services, and Veribanc.

Forward Looking Information

This Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are estimates of, or expectations or beliefs regarding, our future financial condition or financial performance that are based on current information. Our business is subject to a number of risks and uncertainties that could cause our financial condition or operating results in the future (including our ability to grow earnings per share, expand net interest margin and maintain asset quality) to differ significantly from our current expectations and beliefs. Some of those risks and uncertainties are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission. Readers of this Release are urged to read the cautionary statements, which are set forth under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Forward Looking Information and Uncertainties Regarding Future Financial Performance” in Part II of that Report. Due to these uncertainties and risks, readers are cautioned not to place undue reliance on forward-looking statements contained in this Release, which speak only as of this date.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(Dollars in thousands, except per share amounts)

	Three Months ended June 30,		Percent Change	Six Months ended June 30,		Percent Change
	2003	2002		2003	2002
INTEREST INCOME
Interest on loans & leases	$7,717	$7,921		$15,564	$15,549
Interest on securities	714	796		1,348	1,629
Interest on federal funds sold	96	55		191	158
Interest other	29	42		62	100

Total Interest Income	8,556	8,814	(2.9)%	17,165	17,436	(1.6)%
INTEREST EXPENSE
Deposits	1,045	1,254		2,056	2,613
FHLB advances and other	93	—		186	25

Total Interest Expense	1,138	1,254	(9.3)%	2,242	2,638	(15.0)%

Net interest income	7,418	7,560	(1.9)%	14,923	14,798	0.08%
Provision for loan losses	100	150	(33.3)%	100	250	(60.0)%

Net interest income after loan loss provision	7,318	7,410	(1.2)%	14,823	14,548	1.9%
OTHER OPERATING INCOME
Fees on deposits	1,283	1,444		2,515	2,690
Gain on sales of SBA loans	—	—		1	1
Other	151	214		268	313

Total Other Operating Income	1,434	1,658	(13.5)%	2,784	3,004	(7.3)%
OPERATING EXPENSES
Salaries and employee benefits	2,838	2,880		5,729	5,652
Occupancy and equipment	1,020	1,037		2,001	2,046
Other	1,806	2,031		3,606	3,777

Total Other Operating Expenses	5,664	5,948	(4.8)%	11,336	11,475	(1.2)%

Income before taxes	3,088	3,120	(1.0)%	6,271	6,077	(3.2)%
Income tax	1,115	1,127		2,267	2,202

NET INCOME	$1,973	$1,993	(1.0)%	$4,004	$3,875	3.3%

Per Share Data*
Earnings per common share—Basic	$0.33	$0.33		$0.67	$0.64

Weighted Average Shares Outstanding—Basic	5,998,857	6,022,451		6,010,198	6,018,051

Earnings per common share—Diluted	$0.31	$0.31		$0.62	$0.61

Weighted Average Shares Outstanding—Diluted	6,441,082	6,429,014		6,497,271	6,405,843

*	Per share data for the quarter and six months ended June 30, 2002 has been retroactively adjusted for a stock dividend declared subsequent to June 30, 2002

FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(unaudited)

(Dollars in thousands, except share data)

	June 30,		Percentage
	2003	2002	Change
ASSETS:
Noninterest earning demand deposits and cash-on-hand	$34,745	$34,791
Federal funds sold and overnight repurchase agreements	29,500	31,000
Interest-earning deposits	8,514	7,128

Total Cash and Cash Equivalents	72,759	72,919	0%
Securities available for sale	83,896	46,408
Securities held to maturity	9,480	9,454

Total Securities	93,376	55,862	67%
Loans and leases receivable	464,549	427,422	9%
Reserve for loan losses	(4,665)	(4,436)

Loans & Leases Receivable, Net	459,884	422,986	9%
Accrued interest receivable	2,321	2,269
Other real estate owned	—	387
Premises and equipment	5,139	5,869
Federal Home Loan Bank (FHLB) stock, at cost	366	345
Federal Reserve Bank (FRB) stock, at cost	229	229
Other assets	15,062	9,662

TOTAL ASSETS	$649,136	$570,528	14%

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Non-interest bearing demand deposits	$212,943	$183,102
Savings & NOW deposits	144,744	127,198
Money market deposits	140,502	113,930
Time deposits	80,471	87,327

Total Deposits	578,660	511,557	13%
Accrued employee benefits	2,869	2,587
Accrued interest and other liabilities	990	1,648
Other debt	8,000	—

Total Liabilities	590,519	515,792	14%
STOCKHOLDERS’ EQUITY:
Common stock $0.001 par value-authorized: 25,000,000 shares; issued and outstanding: 6,025,272 and 6,024,829 shares, respectively	6	6
Additional paid-in capital	52,790	43,044
Retained earnings	5,427	11,592
Accumulated other comprehensive income net of taxes	394	94

Total Stockholders’ Equity	58,617	54,736	7%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$649,136	$570,528	14%

FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES

CONSOLIDATED FINANCIAL RATIOS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Return on Average Assets*	1.23%	1.41%	1.29%	1.39%
Return on Average Equity*	13.59%	14.75%	13.82%	14.55%
Efficiency Ratio*	64.59%	63.90%	64.68%	64.18%
Annualized Operating Expense/Average Assets*	3.54%	4.20%	3.64%	4.11%
Net Interest Margin	5.08%	5.87%	5.25%	5.83%
Tier 1 Capital Ratio*	10.30%	9.58%	10.30%	9.58%
Risk Adjusted Capital Ratio*	13.74%	12.65%	13.74%	12.65%

*	These ratios have been annualized.

OTHER CONSOLIDATED FINANCIAL DATA (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Dollars in thousands, except per share amounts)
Net Loans and Leases	$459,884	$422,986	$459,884	$422,986
Non-Performing/Non-Accrual Loans*
Amounts	$1,748	$3,671	$1,748	$3,671
As a Percentage of Gross Loans	0.38%	0.86%	0.38%	0.86%
Real Estate Owned—Loans	$—	$387	$—	$387
Total Non-Performing Assets
Amounts	$1,748	4,058	$1,748	$4,058
As a Percentage of Total Assets	0.27%	0.71%	0.27%	0.71%
Loan Loss Reserves
Amounts	$4,665	$4,436	$4,665	$4,436
As a Percentage of Gross Loans	1.00%	1.04%	1.00%	1.04%
Loan Loss Provision	$100	$150	$100	$250
Net Charge-Offs (Recoveries)	$(6)	$(10)	$(7)	$(20)

*	Non-Accrual loans are loans as to which there have been no payments of principal or interest for more than 90 days.

	At June 30, 2003	At June 30, 2002
Book Value Per Share	$9.73	$9.09	**

**	Adjusted for a stock dividend declared subsequent to June 30, 2002.